CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-217924 on Form S-11 of our report dated March 15, 2019, relating to the consolidated financial statements and financial statement schedule of Phillips Edison Grocery Center REIT III, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Phillips Edison Grocery Center REIT III, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
April 10, 2019